Exhibit 10.20

VEONEER NON-QUALIFIED RETIREMENT SAVINGS PLAN

Established Effective as of June 30, 2018

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Exhibit 10.20

VEONEER NON-QUALIFIED RETIREMENT SAVINGS PLAN

Established Effective as of June 30, 2018

Veoneer US, Inc., a Delaware corporation (the “Employer”), hereby establishes, effective as of June 30, 2018, the Veoneer Non-Qualified Retirement Savings Plan (the “Plan”) as a deferred compensation arrangement for a select group of management or highly compensated employees.  The Plan is intended to aid in retaining and attracting executives who are employees of exceptional ability, by providing such employees with a means to supplement their income at retirement.  The terms of the Plan shall be construed in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations thereunder.

Article I
DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context.

1.1“Account” means an account established on the books of the Employer for purposes of recording amounts credited on behalf of a Participant and any income, expenses, gains or losses thereon, maintained and valued in accordance with Article V.  In the event that a Participant receives or begins receiving distributions from the Participant’s Account under Article VI, a new Account shall be established for purposes of recording amounts credited on behalf of such Participant and any income, expenses, gains or losses thereon, for years following the distribution event relating to the original Account.

1.2“Beneficiary” or “Beneficiaries” means the person or persons designated under Article VII to receive any benefits in the event of the Participant’s death.

1.3“Board” means the Board of Directors of the Employer.

1.4“Change in Control” shall mean a change in ownership or effective control of the stock, or of a substantial portion of the assets of the Employer resulting from one or more of the following circumstances:

(a)the acquisition by one person (or more than one person acting as a group) of more than 50% of the total fair market value or total voting power of the stock of the Employer;

(b)either (i) the acquisition by one person (or more than one person acting as a group) of stock possessing more than 30% of the total voting power of the Employer during the twelve (12) month period ending on the date of the most recent acquisition, or (ii) the replacement of at least 67% of the members of the Board during any twelve (12) month period by directors whose appointment or election is not endorsed by a vote of at least two-thirds of the members of the Board as constituted immediately prior to the date of such appointment or election; or

(c)the acquisition of the assets of the Employer with a total gross fair market value equal to at least 40% of the total gross fair market value of all assets of the Employer determined immediately prior to such acquisition.  Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred under this subparagraph (c) when there is a transfer to an entity which is controlled by the shareholders of the transferring corporation immediately after the transfer as provided in Treasury Regulation Section 1.409A-3(h)(5)(B).

In no event shall the consummation of a transaction constitute a Change in Control if the transaction is not described in Treasury Regulation Section 1.409A-3(i)(5).

1.5“Claim” shall mean a request by a Claimant in accordance with Article XI for a benefit under the Plan.

1.6“Claimant” means any person who claims to be entitled to a benefit under the Plan.

1.7“Code” means the Internal Revenue Code of 1986, as amended.

1.8“Committee” means the administrative committee of not less than three (3) persons appointed by the Board to administer the Plan.

1.9“Compensation” means wages as defined in Section 3401(a) of the Code and all other payments of compensation to a Participant by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Participant a written statement under Section 6041(d) and 6051(a)(3) of the Code, excluding the value of stock options (qualified and non-qualified options) to the extent such value is includible in the Participant’s taxable income, reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits, but including amounts that are not includable in the gross income of the Participant under a salary reduction agreement by reason of the application of Sections 125 or 402(g)(3) of the Code.  Compensation must be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a) of the Code).

1.10“Deferral Agreement” means the written participation agreement (substantially in the form attached to this Plan) that shall be entered into by the Employer and a Participant pursuant to Articles III and IV to carry out the Plan with respect to such Participant.

1.11“Deferred Amounts” means the portion of each Participant’s Compensation deferred each Plan Year pursuant to a Deferral Agreement executed by the Participant.

1.12“Eligible Employee” means any employee of the Employer who has been identified by the Board as from a select group of management or highly compensated employee and been designated as eligible for participation in the Plan.  An employee shall cease to be an Eligible Employee if the employee terminates employment with the Employer.

1.13“Employer” means the Employer and any of its Related Employers which have been designated by the Board as participating employers in the Plan.

1.14“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15“Fiscal Year” means the fiscal year of the Employer beginning on January 1 and ending on December 31 of each year.

1.16“Investment Options” means the securities or funds identified by the Committee from time to time as the investments available as to the growth measurement mechanism for Accounts under the Plan.

1.17“Matching Contributions” means the Employer contribution made pursuant to Section 4.3.

1.18“Participant” shall have the meaning provided under Section 3.3.

1.19“Plan” means this Veoneer Non-Qualified Retirement Savings Plan, as it may be amended from time to time.

1.20“Plan Year” means the twelve (12) month period beginning on January 1 and ending on December 31 of each year.

1.21“Rate of Return” means the amount credited monthly to a Participant’s Account under Article V.  Except as provided in Section 5.2(a), such rate shall be determined by the Committee based upon the net performance of the Investment Options selected by the Participant pursuant to Section 5.2.

1.22“Related Employer” means any employer other than the Employer if the Employer and such other employer are members of a controlled group of corporations (as defined in Section 414(b) of the Code) or an affiliated service group (as defined in Section 414(m) of the Code), or are trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) of the Code), or such other employer required to be aggregated with the Employer pursuant to regulations issued under Section 414(o) of the Code.

Article II
ADMINISTRATION

2.1The Plan shall be administered by the Committee.  The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, to make any other determinations that it believes necessary or advisable for the administration of the Plan and to delegate such administrative powers and duties as it shall determine.  All decisions of the Committee shall be by a vote of the majority of its members and shall be final and binding unless the Board shall determine otherwise.  Members of the Committee who are Eligible Employees shall be eligible to participate in the Plan while serving as a member of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member as a Participant.

2.2The Employer shall indemnify and hold harmless the members of the Committee and their delegates against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct.

Article III
PARTICIPATION

3.1Eligible Employees become Participants as of the first day of the month coinciding with or next following his or her designation as an Eligible Employee.  By such date as the Committee shall determine, but not later than the day (i.e., normally December 31) immediately preceding the first day of any Plan Year, the Committee shall permit any employee who is an Eligible Employee to elect to defer Compensation effective as of the first day of such Plan Year by filing a completed and executed Deferral Agreement with the Committee.  Notwithstanding the foregoing, in the case of the first year in which an Eligible Employee shall become a Participant, an Eligible Employee shall be permitted to elect to defer Compensation effective as of the first day of the month following the filing of a completed and executed Deferral Agreement with the Committee; provided that the Deferral Agreement is filed within 30 days after the Eligible Employee first became eligible to participate in the Plan. An election once made shall remain in effect until a new election is made.  A new election will be effective as of the first day of the following Plan Year and will apply only to Compensation payable with respect to services rendered on or after such date.  If at any time during the Plan Year any Participant ceases to be an Eligible Employee, the deferrals of Compensation of such Participant shall cease as of such date.

3.2If an Eligible Employee or Participant does not elect, on a timely basis, to defer compensation in any Plan Year, or ceases, pursuant to Section 3.1, to be an Eligible Employee during any Plan Year, such Participant will not be permitted to defer Compensation under the Plan until the first day of the immediately succeeding Plan Year; provided that he or she is an Eligible Employee on such date.  If a Participant terminates employment with the Employer and thereafter returns to the employ of the Employer as an Eligible Employee, he or she will not be permitted to actively participate (i.e., defer Compensation) following his or her reemployment until at least 24 months have elapsed since the Participant was last eligible to actively participate in the Plan.  Notwithstanding the foregoing, if a former Participant is rehired by the Employer as an Eligible Employee, he or she will be eligible to actively participate (i.e., defer Compensation) immediately following his or her reemployment as an Eligible Employee if his or her entire Account balance was distributed and he or she ceased to be a Participant prior to his or her reemployment.  Such rehired former Participants shall be treated as initially eligible to participate in the Plan under Section 4.1 in accordance with the foregoing.

3.3An Eligible Employee shall become a Participant in the Plan as of the date he or she first commences participation in the Plan and shall remain a Participant until the earlier of the Participant’s death or the complete distribution of the Participant’s Account.

3.4Notwithstanding anything in the Plan to the contrary, the Committee shall be authorized to take such steps as may be necessary to ensure that the Plan is and remains at all times an unfunded deferred compensation arrangement for a select group of management or highly compensated employees, within the meaning of ERISA and the Code, or such other successor or applicable laws.

Article IV
DEFERRED AMOUNTS

4.1An Eligible Employee electing to defer Compensation in accordance with Article III shall have the right to determine his or her Deferred Amounts for each Plan Year (or, in the case of the first year of eligibility to participate in the Plan, within 30 days after the Eligible Employee first became eligible), subject to the limitations set forth in this Article IV.  Such Deferred Amounts shall reduce the amount of the Participant’s Compensation that is to be paid to the Participant in the Plan Year of reference.

4.2(a)By such date as the Committee shall determine, but not later than the December 31 immediately preceding the first day of each Plan Year (or, in the case of the first year of eligibility to participate in the Plan within 30 days after the Eligible Employee first became eligible), an Eligible Employee may elect to defer a stated percentage (equal to a whole number) of his or her Compensation for such Plan Year; provided, however, that the amount deferred may not exceed 25% of the Participant’s Compensation.

(a)Each validly executed and timely filed Deferral Agreement shall be effective for the first Plan Year for which it is timely filed and for each succeeding Plan Year, until (i)  modified or revoked by a subsequently timely filed, validly executed Deferral Agreement applicable to any such succeeding Plan Year, (ii) the Participant’s eligibility ceases or (iii) the Participant terminates employment with the Employer for any reason.  Any Eligible Employee who fails to timely file a validly executed Deferral Agreement with the Committee with respect to any Plan Year, shall not defer Compensation under the Plan in such Plan Year.

(b)Except as provided in Articles VI and X, each validly executed Deferral Agreement filed with the Committee may not be terminated or modified by the Participant until the first day of the succeeding Plan Year by timely filing with the Committee prior to such date a validly executed Deferral Agreement.

4.3The Employer shall make Matching Contributions in amounts equal to 80% of the Participant’s Deferred Amounts during the Plan Year.  Deferred Amounts in excess of 7% of the Participant’s Compensation for the period in question shall not be considered for Matching Contributions.  Matching Contributions shall be credited to the Participant’s Account the same day the corresponding Deferred Amounts are credited.

4.4The Participant shall at all times be 100% vested in the Deferred Amounts and earnings thereon in his or her Account.  The Matching Contributions and earnings thereon in his or her Account are subject to forfeiture only if the Participant is determined by the Board to have stolen Employer assets, violated the Business Conduct Policy of the Employer or disclosed confidential business or technical information of the Employer to unauthorized third parties.

4.5The Employer may credit “non-elective contributions” to the Account of one or more Participants in such amounts as determined by the Board in its sole discretion; provided that such contributions are not contingent on the Participant’s decision to make, or refrain from making, elective deferrals to a plan of the Employer with a deferral feature under Section 401(k) of the Code.  The Participant shall be vested in the non-elective contributions and earnings thereon in his or her Account pursuant to a vesting schedule, if any, established by the Board at the time it authorizes such “non-elective contributions.”

Article V
CREDITING OF DEFERRED AMOUNTS AND VALUATION OF ACCOUNTS

5.1The Committee shall establish and maintain a separate bookkeeping Account on behalf of each Participant.  The value of an Account as of any date shall equal the sum of credits for Deferred Amounts elected by the Participants, Matching Contributions and “non-elective contributions,” if any, made by the Employer, all adjusted for the Rate of Return pursuant to this Article V, through the day preceding such date and less all payments made by the Employer to the Participant or his/her Beneficiary through the day preceding such date.

5.2Unless otherwise delegated, the Committee shall (a) determine the Investment Options available as the measurement mechanism for the Rate of Return on Accounts under the Plan and (b) establish procedures for (i) the manner and extent to which Participants may designate the investments for his or her Account from among the Investment Options, (ii) the method of valuing the Accounts and the various Investment Options and (iii) the method of crediting the Accounts with the Rate of Return, including making other adjustments as a result of dividend equivalents, interest equivalents or other earnings or return on such Accounts.

5.3The Employer shall not be required to purchase, hold or dispose of any securities representing the Investment Options designated by a Participant.  Participants shall not have any voting rights or any other ownership rights with respect to the Investment Options in which their Accounts are invested or deemed invested.

5.4The Accounts shall be valued by the Committee as of each December 31.  The Accounts may also be valued by the Committee as of any other date as the Committee may authorize for the purpose of determining the Accounts for payment of benefits, or any other reason the Committee deems appropriate.

5.5The Committee shall submit to each Participant periodic statements, at least annually, in such form as the Committee deems desirable, setting forth the balance standing to the credit of each Participant in his/her Account.

Article VI
COMMENCEMENT OF BENEFITS

6.1The amount credited to a Participant’s Account shall be distributed to such Participant in the form provided under this Article VI.  Except as otherwise provided in Section 6.2, a Participant may select in his or her Deferral Agreement one or more of the following distribution events (including first or last event designated):  (a) separation from service with the Employer (within the meaning of Regulation §1.409A-1(h)) commencing on the first day of the seventh month following the separation from service (without regard to whether the Participant is a “specified employee” within the meaning of Regulation § 1.409A‑1(i) as of the date of separation from service), (b) attainment of normal retirement age (i.e., age 65) or (c) attainment of early retirement age (i.e., age 55 and five (5) years of service with the Employer and/or a predecessor employer).  In the event a Participant fails to select a distribution event in his or her Deferral Agreement, the Participant shall be deemed to have elected separation from service as his or her distribution event.

6.2(a)Except as otherwise provided in this Section 6.2, the amount credited to a Participant’s Account shall be paid in one of the following forms:  (i) a single lump sum, (ii) 60 approximately equal monthly installments or (iii) 120 approximately equal monthly installments, as the Participant shall elect in any Deferral Agreement.  Such benefit shall be paid or commence within 60 days (with no discretion on the part of the Participant to select the taxable year of payment if the 60-day period straddles a taxable year end) following the date on which the selected distribution event occurs.  The Participant shall not be entitled to select a different form of distribution with respect to amounts credited to the Participant Account in each Plan Year.  Instead, the distribution form selected by the Participant shall apply to the entire balance of the Participant’s Account.  Notwithstanding the foregoing, a new Participant Account shall be established for a Participant who receives or begins receiving distributions from the Participant’s Account pursuant to this Article VI. Deferred Amounts for years subsequent to the year of the distribution event shall be credited to the new Account.  The Participant may elect in any Deferral Agreement the form of distribution for the new Account which may be different from the form of distribution elected for the original Account which is in pay status.

(a)The Participant may modify the form of distribution selected by the Participant; provided that such modification (i) is made on a validly executed and timely filed Deferral Agreement at least 12 months prior to the original payment date on which distribution of the Participant’s Account would have been made or commenced if the deferred compensation will be paid at a specified time or date; (ii) will not be effective for at least 12 months after the new Deferral Agreement is filed with the Committee; and (iii) except with respect to payments made as a result of death or “unforeseeable emergency,” the new payment date must be at least five (5) years after the original payment date (or in the case of installment payments, five (5) years from the date the first installment was scheduled to be paid).

(b)In the event of a Participant’s death after benefits have commenced but prior to the complete distribution of his or her Account, the balance of such Participant’s Account shall continue to be distributed to such Participant’s Beneficiary in the same form they were being paid prior to the Participant’s death. In the event of the death of the Participant’s last Beneficiary prior to the complete distribution of the Participant’s Account, the balance of the Participant’s Account shall be paid to the deceased Beneficiary’s estate in the same form the benefits were being paid previously.

(c)Notwithstanding anything in this Section 6.2 to the contrary, in the event that (1) a Participant has failed to designate a form of distribution in his or her Deferral Agreement, (2) the value of a Participant’s Account does not exceed the applicable dollar amount under Section 402(g)(l) of the Code, as of the date benefits first become distributable, or (3) a Change in Control occurs, the Committee shall cause such Participant’s Account to be distributed in a single lump sum payment and, in the case of a Change in Control, cause the distribution of the Participant’s Account to be made within 60 days (with no discretion on the part of the Participant to select the taxable year of payment if the 60-day period straddles a taxable year end) following the Change in Control.

6.3If the Participant or the Participant’s Beneficiary is entitled to receive any benefits hereunder and is in his or her minority, or is, in the judgment of the Committee, legally, physically or mentally incapable of personally receiving and receipting any distribution, the Committee may make distributions to a legally appointed guardian or to such other person or institution as, in the judgment of the Committee, is then maintaining or has custody of the payee.

6.4After all benefits have been distributed in full to the Participant or to the Participant’s Beneficiary, all liability under the Plan to such Participant or to his or her Beneficiary shall cease.

6.5No benefit shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge by the Participant or Beneficiary, and any such action shall be void for all purposes.  No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of the Participant or Beneficiary, nor shall it be subject to attachments or other legal process for or against the Participant or Beneficiary, except to such extent as may be required by law.

6.6To the extent required by law in effect at the time payments are made, the Employer is authorized to withhold from payments made hereunder the minimum taxes required to be withheld by the federal or any state or local government.

Article VII
BENEFICIARY DESIGNATION

7.1The Participant may, at any time, designate a Beneficiary or Beneficiaries to receive the benefits payable in the event of his or her death and may designate a successor Beneficiary or Beneficiaries to receive any benefits payable in the event of the death of any other Beneficiary.  Each Beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee.  The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.  Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a Beneficiary designation form shall revoke such designation.  The spouse of a Participant domiciled in a community property jurisdiction shall join in any designation of Beneficiary or Beneficiaries other than the spouse.  If no Beneficiary shall be designated by the Participant, or if his or her Beneficiary designation is revoked by marriage, divorce or otherwise without execution of another designation, or if the designated Beneficiary or Beneficiaries shall not survive the Participant, payment of the Participant’s Account shall be made to the Participant’s estate in a single lump sum payment.  Notwithstanding any provision of this Plan to the contrary, any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Committee.

Article VIII
FUNDING

8.1The Employer will establish a “rabbi trust” to hold assets to fund part or all of the benefits to be provided under the Plan.  Any assets held in the trust shall remain the unrestricted property of the Employer at all times, subject to the claims of general creditors of the Employer.

Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any assets held in the trust other than the right or claim of a general creditor of the Employer.

8.2If a Participant or Beneficiary becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation or other such liability representing an amount owing to the Employer, then the Employer may offset such amount owing it against the amount of benefits otherwise distributable.  Such determination shall be made by the Committee.

Article IX
AMENDMENT AND TERMINATION

9.1The Employer reserves the right, subject to Section 409A of the Code, to amend the Plan at any time and to any extent that it may deem advisable without the consent of the Participants or their Beneficiaries, by a written instrument signed by an authorized officer of the Employer; provided, however, that no amendment shall affect adversely the rights of the Participants or their Beneficiaries with respect to benefits which have accrued under the Plan prior to such amendment.

9.2The Employer may time terminate the Plan at any time.  Upon any termination of the Plan under this Section 9.2, each Participant shall cease to make deferrals under the Plan, and all amounts shall prospectively cease to be deferred for such Plan Year.  Unless otherwise permitted by Section 409A of the Code, benefits payable under the Plan shall be paid at such times and pursuant to such terms and conditions as were effective immediately prior to the termination of the Plan.

Article X
WITHDRAWALS FOR UNFORESEEABLE EMERGENCY

10.1Subject to the provisions set forth herein, a Participant may withdraw up to 100% of his or her Account as reasonably necessary (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the withdrawal) to satisfy an unforeseeable emergency which the Participant is unable to meet through (a) reimbursement or compensation by insurance or otherwise, (b) liquidation of the Participant’s assets (unless the liquidation of these assets would itself cause severe financial hardship), or (c) cessation of deferrals under the Plan.  The amount of such unforeseeable emergency withdrawal may not exceed the amount required to meet such unforeseeable emergency.

10.2(a)Upon written application, the Committee, in its sole discretion, may grant a withdrawal to the Participant for an unforeseeable emergency.  For purposes of this Article X, an “unforeseeable emergency” means a severe financial hardship to the Participant resulting from: (i) an illness or accident of: (1) the Participant; (2) the Participant’s spouse; or (3) the Participant’s “dependent” as defined in Section 152 of the Code (without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty; and (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control (e.g., imminent foreclosure of, or eviction from, the Participant’s

primary residence, payment of medical expense or funeral expenses related to a spouse, Beneficiary or dependent).   Unforeseeable emergency withdrawals of less than $1,000 are not permitted.

(a)The Participant shall be required to furnish evidence of the purpose and need for the withdrawal to the Committee on forms prescribed by the Committee.

10.3Notwithstanding any other provision of the Plan to the contrary, upon written application of the Participant following an unforeseeable emergency withdrawal, the Committee may, in the case of an unforeseeable emergency, authorize the cancellation of the Participant’s Deferral Agreement.

Article XI
CLAIMS PROCEDURE

11.1Each Claimant shall have the right to submit a Claim with respect to a benefit sought hereunder.  Written notice of any Claim hereunder must be given to the Committee either personally or by certified or registered mail, return receipt requested, at the following address:

Veoneer US, Inc.

Attn:     Director of Compensation and Benefits

26545 American Drive

Southfield, Michigan 48035

Such Claim shall state with particularity:

(a)The benefit claimed;

(b)The provisions of the Plan and the particular provisions of law, if any, upon which the Claimant relies in support of his or her Claim; and

(c)All facts believed to be relevant in connection with such Claim.

11.2Upon receipt of a Claim hereunder, the Committee shall consider the merits of the Claim and shall within 90 days from the receipt of the Claim render a decision on the merits and communicate the same to the Claimant.  In the event the Committee denies the Claim in whole or in part, the Claimant shall be so notified in writing, which shall be addressed and delivered to him or her personally or by mail, and shall set forth the following in a manner reasonably calculated to be understood by the Claimant:

(a)The reason or reasons for rejection of the Claim;

(b)The provisions of the Plan and the particular provisions of law, if any, relied upon in reaching such determination;

(c)A description of any additional information needed from the Claimant in order for him or her to perfect his or her Claim and an explanation of why such information is necessary; and

(d)A statement outlining the Appellate Review Procedure as set forth in Section 11.3.

11.3Where a Claim has been denied, the Claimant shall have the right within 60 days after the date he or she receives notice that his or her Claim has been rejected, in whole or in part, to an Appellate Review Procedure as set forth herein.  Such procedure shall enable the Claimant to appeal from an adverse decision by delivering a written request for an appeal to the Committee either personally or by certified or registered mail, return receipt requested.  Such request shall set forth the reasons why the Claimant believes the decision rejecting his or her Claim is erroneous and shall be signed by the Claimant under oath.  Within 30 days after such request is received, the Committee shall conduct a full and fair review of the entire Claim at a hearing, de novo, and shall invite the Claimant to present his or her views with respect to the merits of the Claim.  In addition, the Claimant may submit issues and comments in writing to the Committee for consideration at the hearing and may review, upon request and free of charge, pertinent documents.  A decision with respect to the merits of the Claim shall be rendered by the Committee not later than the later of:

(a) 30 days after the end of the hearing; or

(b) 60 days after the delivery of the written request for an appeal hereunder unless (or up to 120 days after such delivery in the case of Claims requiring legal, accounting, or actuarial research or analysis, or other such information which may not be within the direct control of the Committee and which, therefore, may require more than 60 days to decide.

The Appellate Review decision shall include specific reasons believed to support such decision, including specific references to provisions of the Plan and of law, shall be written in a manner reasonably calculated to be understood by the Claimant and shall be delivered to the Claimant personally or by certified or registered mail, return receipt requested.

11.4No action shall be commenced under Section 502(a)(1)(B) of ERISA, or under any other provision of law, until the Claimant shall first have exhausted the Claims Procedure available to him or her hereunder, provided that such Claimant would not have been irreparably and materially harmed by any delay occasioned by this Claims Procedure.  Insofar as the same is not inconsistent with regulations promulgated under Section 503 of ERISA, relating to claims procedures, any Claim under this Claims Procedure must be submitted within three (3) months from the earlier of (a) the date on which the Claimant learned of facts sufficient to enable him or her to formulate such Claim, or (b) the date on which the Claimant should reasonably have been expected to learn the facts sufficient to enable him or her to formulate such Claim.  Claims submitted after such period shall be deemed to have been waived by the Claimant and shall thereafter be wholly unenforceable.  No statute of limitations set forth under either Section 413 of ERISA, or any other applicable provision of law, shall be deemed to be extended in any way by the period of limitations set forth herein with respect to this Claims Procedure.

11.5All references in this Article XI to Claimant shall include representatives who are duly authorized as such, in writing, which authorization shall have been delivered to the Committee at some stage of the Claims Procedure.  After such written authorization is delivered, copies of all subsequent communications with the Claimant and decisions with respect to the

Claim, for which such authorization has been provided, shall be delivered to the authorized representative, as well as to the Claimant.

Article XII
GENERAL PROVISIONS

12.1Neither the establishment of the Plan, nor any modification thereof, nor the creation of an Account, nor the payment of any benefits shall be construed (a) as giving the Participant, Beneficiary or any other person, any legal or equitable right against the Employer unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Employer in accordance with the terms and provisions of the Plan, or (b) as giving the Participant the right to be retained in the service of the Employer, and the Participant shall remain subject to discharge to the same extent as if the Plan had never been established.

12.2A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer.  If a Participant refuses so to cooperate, the Employer shall have no further obligation to the Participant under the Plan.

12.3All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

12.4Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Employer, directed to the attention of the Corporate Secretary of the Employer.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or receipt for registration or certification.

12.5The validity of the Plan or any of its provisions shall be determined under and construed according to the laws of the State of Michigan, except to the extent Michigan law is preempted by federal law, including, but not limited to, ERISA.  Should any provision of the Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning or the Plan and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.

12.6Nothing contained herein shall preclude the Employer from merging into or with, or being acquired by, another business entity.

12.7The liabilities under the Plan shall be binding upon any successor or assign of the Employer and any purchaser of the Employer or substantially all of the assets of the Employer, and the Plan shall continue in full force and effect.

12.8The titles of the Articles in the Plan are for convenience of reference only, and, in the event of any conflict, the text rather than such titles shall control.

IN WITNESS WHEREOF, the Employer has caused its duly authorized officer to execute the Plan this 30th day of June, 2018.

VEONEER US, INC.

By:	Marilyn Byrd
Its:	Director of Compensation and Benefits